Exhibit 23.3

CONSENT OF URBACH KAHN & WERLIN LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3)—Amendment #1 and related Prospectus of Neurobiological Technologies, Inc. for the registration of $25,000,000 of common stock of Neurobiological Technologies, Inc. and to the incorporation by reference therein of our report dated June 10, 2004 relating to the financial statements of Empire Pharmaceuticals, Inc., which appears in Amendment No. 1 to the Current Report on Form 8-K/A of Neurobiological Technologies, Inc. dated August 6, 2004.

/s/ Urbach Kahn & Werlin LLP

Albany, New York

May 5, 2005